CHEUNG LABORATORIES, INC.
                                  [LETTERHEAD]

                                                  September 17, 1990
Dr. Haim I. Bicher
H.B.C.I., Inc.
12099 W. Washington Blvd.,  Suite 304
Los Angeles, CA  90066

RE:      Cheung Laboratories, Inc. proposal to H.B.C.I.

The following proposal is to set forth certain understanding between Cheung Laboratories, Inc. (hereafter referred to as CLI) located at 9140-Guilford Road, Columbia, MD 21046 and H.B.C.I., Inc. located 12099 Washington Blvd., Suite 304, Los Angeles, CA 90066. Specifically, this proposal outlines the terms and conditions of the sales of CLI's Hyperthermia System 100A, with consideration given to H.B.C.I., Inc., for exclusive assignments of certain patents, technology transfer and manufacturing rights.

1. CLI will sell H.B.C.I., Inc. one System 100A as specified at the sales price of $149,950 F.O.B., Columbia, MD. This System 100A comes with on-site training and installation, free software update and CLI's limited one full year warranty on parts and labor.

2.       CLI will credit H.B.C.I., Inc. $79,950 for the following:

     (i) H.B.C.I., Inc. will fully and exclusively license without royalties, the patent rights of its microwave air cooled applicators patent #4332260 to CLI. CLI will have the right to defend the validity and content of said patent with H.B.C.I. technical help. H.B.C.I. will retain full rights to manufacture and sell under said patent.

     (ii) H.B.C.I., Inc. will fully and exclusively license without royalties its patent rights of its thermocouple probes patent #4369795 to CLI. CLI will have the right to defend the validity and content of said patent with H.B.C.I. technical help. CLI will consider purchase of H.B.C.I.'s thermocouples. H.B.C.I. will retain full rights to manufacture and sell under said patent.

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     (iii) CLI will explore the possibility of jointly  developing and marketing the POPAS System.

     (iv) Upon acceptance of this proposal, H.B.C.I., Inc. shall Federal Express a deposit of U.S. $30,000 to CLI. September 24, 1990.

     (v) CLI, on a best effort, shall have the System 100A delivered to H.B.C.I., Inc. and installed the first week of October 1990. Upon satisfaction of installation and training, H.B.C.I., Inc. shall immediately make us the second payment, U.S. $30,000, plus delivery, crating if needed, and insurance.

     (vi) The balance of $10,000 shall be paid to CLI by H.B.C.I., Inc. no later than 90 days after delivery of System 100A. H.B.C.I., Inc. at its option can submit the payment of the balance or return the Luxtron 3000 Thermometry unit inclusive of extensions and probes in the same condition as received.

H.B.C.I., Inc. shall finalize license agreements of patent rights to CLI of the patents contained in a. and b. above no later than 60 days after signing this agreement.

If the foregoing is in accordance with your understanding of the terms and conditions agreed upon between the two parties, please sign and date below, fax and send back to CLI. CLI shall verify and send back to you a copy of this agreement, whereupon this shall become the agreement between the parties, and shall not be modified except by writing agreed to and executed by both parties hereto.

                                               CHEUNG LABORATORIES, INC.




                                                By  /s/
                                                   ---------------------------
                                                   John Mon, Marketing Manager

Agreed and Accepted this ____ day of ___________, 1990.

H.B.C.I., Inc.



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By  /s/
   ----------------------
   Haim I. Bicher, M.D.
   H.B.C.I. President


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